Exhibit 5.1
OPINION OF GIBSON, DUNN & CRUTCHER LLP
June 29, 2007
(212) 351-4000
Barr Pharmaceuticals, Inc.
400 Chestnut Ridge Road
Woodcliff Lake, New Jersey 07677-7668
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We refer to an aggregate of 6,500,000 shares of common stock, par value $.01 per share, of Barr Pharmaceuticals, Inc., a Delaware corporation (the “Company”), which are the subject of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The shares of common stock (the “Shares”) subject to the Registration Statement are to be issued under the Barr Pharmaceuticals, Inc. 2007 Stock and Incentive Award Plan (the “Incentive Plan”) and the Barr Pharmaceuticals, Inc. Employee Stock Purchase Plan (the “Purchase Plan” and collectively with the “Incentive Plan,” the “Plans”).
     We have examined the original, or a photostatic or certified copy, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have determined relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plans that would expand, modify or otherwise affect the terms of the Plans or the respective rights or obligations of the participants thereunder.
     Based upon our examination mentioned above and in reliance thereon and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares have been validly authorized for issuance and, when issued and paid for in accordance with the terms set forth in the Registration Statement and the Plans, and, when (a) the Registration Statement has become effective under the Act, (b) the pertinent provisions of any applicable state securities law have been complied with, and (c) the Shares have been paid for by the purchasers thereof, the Shares so issued will be legally issued and will be fully paid and nonassessable.
     We express no opinion regarding the effectiveness of any waiver (whether or not stated as such) contained in the Plans of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity or any provision in the Plans relating to indemnification, exculpation or contribution.

     We consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Commission.

Very truly yours, /s/ GIBSON, DUNN & CRUTCHER LLP

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